SMART GAMES INTERACTIVE, INC.
                               1612 NORTH OSCEOLA
                            CLEARWATER, FLORIDA 33755
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                                                       OTC BULLETIN BOARD SSCI

                              FOR IMMEDIATE RELEASE

           SMART GAMES INTERACTIVE ANNOUNCES BUSINESS COMBINATION,
                NAME CHANGE, SYMBOL CHANGE AND REVERSE SPLIT.

July 31, 2000

      Smart Games Interactive, Inc. announced today that it has entered into a business combination with Yifan, Inc. ("Yifan") of Flushing, New York. In connection with the acquisition, the Company has changed its name to "Yifan Communications, Inc." The Company's common stock will begin trading on the OTC Bulletin Board this morning under its new symbol "YFNC." The Company said it has also filed an amendment to its Certificate of Incorporation that will result in a 1 for 40 reverse split effective September 30, 2000.

     As a result of the business combination, the 32,500,000 shares of the Company's $.0002 par value common stock ("Old Common") currently outstanding will be consolidated into 812,500 shares of $.008 par value common stock ("New Common"); the former stockholders of Yifan will receive 11,755,688 shares of New Common; and certain financial consultants will receive 176,335 shares of New Common. Taking all of the foregoing into account, there will be 12,744,523 shares of New Common issued and outstanding on September 30, 2000.

     Sally A. Fonner, the Company's chief executive officer said "We have been working very hard to reorganize the Company's affairs over the past few months and are delighted to find a combination partner with the potential of Yifan. Even so" she cautioned, "the net worth of the combined companies is less than $500,000 and the fully diluted book value of the Old Common is less than $.001 per share after giving effect to the business combination transaction."

   Yifan is a specialty Chinese Language Internet communications, e-commerce and software development company that offers:

     o online news, information, entertainment and community services to ethnic Chinese in the United States and Asia;

     o    business  to  business   ("B2B")  and  business  to  consumer  ("B2C")
          e-commerce software solutions for wholesale and retail enterprises serving Chinese communities; and

     o    proprietary Chinese language Internet software solutions.

      Yifan operates under four principal Internet domain names "yifan.com," "yifan.net," "yifannet.com" and "gotofind.com." Yifan presently serves approximately 100,000 registered users and generates approximately 1 million page impressions per day from its principal Internet portals. The majority of Yifan's users are ethnic Chinese living in the U.S.

      While rapid growth is to be expected in Internet related businesses, the key feature that differentiates Yifan is that is has experienced substantial growth with virtually no advertising or promotion. Where other Internet companies have relied on advertising and promotion to attract a user base, Yifan has relied exclusively on the features of a community that will be critical to the Company's long-term success - word of mouth advertising, reliance on user feedback and responsiveness to the needs of a carefully targeted audience.

   In addition to its Internet portal operations, Yifan has developed several proprietary software products including:

     o Search Engine - provides the fastest Chinese language search of any engine on the Internet;

     o Web Crawler - uses both Simplified Chinese and Traditional Chinese to search and categorize Chinese language web pages;

     o    Translation   Utility  -  converts  between   Simplified  Chinese  and
          Traditional Chinese characters on the fly while a page is downloading;

     o Content Provider Shell ("CPS") - provides all of the core programming modules needed by users who want to establish a wide variety of Chinese language "content" sites;

     o E-commerce Shell ("ECS") - provides all of the core programming modules needed by users who want to establish a wide variety of B2B and B2C e-commerce sites;

     o Tollgate Utility - allows a user to download encrypted copies of copyrighted books and other documents that can only be read on the computer that downloaded the document, thereby protecting the copyright owners;

     o    Distance   Learning   Products  -  facilitate   the   development   of
          Internet-based education programs for users of Chinese descent; and

     o Chinese language chat room software.

      Yifan also provides a variety of value-added business services designed to enhance the Internet presence of its' clients, including store hosting and management, and Web site tools and services. Yifan, Inc. is not engaged in the business of building, maintaining or operating specific Web-sites on a contract basis, because it believes such fee for service activities are not likely to generate recurring revenues comparable to those experienced by Internet portals and software developers. Instead, it is focusing its' efforts on its Internet portal network and the software tools and business systems that will be essential as the Internet becomes an important feature of the landscape in the Peoples Republic of China and other Chinese speaking countries.

      FOR ADDITIONAL INFORMATION, please contact Sally A. Fonner (727) 443-3434.